Exhibit 99.1
Hanmi Financial Corp. to Suspend Cash Dividend
LOS ANGELES — August 29, 2008 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that its Board of Directors has decided to suspend the quarterly cash dividend previously paid on shares of its common stock. The most recent quarterly dividend of $0.03 per share was paid on July 21, 2008.
“The Board’s decision points to a challenging economic environment that is affecting the entire financial sector,” said Won R. Yoon, M.D., Chairman. “It reflects as well federal and state regulatory requirements that, due primarily to non-cash goodwill impairment charges that resulted in net losses in 2007 and the first six months of 2008, effectively preclude the company from paying a cash dividend. Although the Bank remains well capitalized, it is important that we maintain liquidity and conserve capital.”
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 26 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties, and six loan production offices in Colorado, Georgia, Illinois, Texas, Virginia and Washington. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Forward-looking statements:
This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: general economic and business conditions in those areas in which we operate; demographic changes; competition for loans and deposits; fluctuations in interest rates; risks of natural disasters related to our real estate portfolio; risks associated with SBA loans; changes in governmental regulation; ability to receive regulatory approval for Hanmi Bank to declare dividends to Hanmi Financial; adequacy of our allowance for loan losses, credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; the ability of borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to successfully integrate acquisitions we may make; the availability of capital to fund the expansion of our business; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.
Contact:
Stephanie Yoon
Investor Relations
213-351-9227
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